August 18, 1997






GT Global Series Trust
50 California Street
San Francisco, California  94111

Ladies and Gentlemen:

         Please be advised that the 2,916.302 Class A shares, 2,916.302 Class B shares, and 2,916.303 Advisor Class shares of beneficial interest in the GT Global New Dimension Fund, which we have today purchased from you in the aggregate amount of $100,000, were purchased as an investment with no present intention of redeeming or selling such shares, and we do not have any intention of redeeming or selling such shares.

                                             Very truly yours,

                                             LGT ASSET
                                             MANAGEMENT, INC.


                                                /s/ Phillip S. Gillespie
                                             By:________________________________
                                                Phillip S. Gillespie
                                                Assistant Secretary